Exhibit 2.2

SHARE PURCHASE AGREEMENT

dated as of November 30, 2010

by and among

N.C.G.A. Project Acquisition Corp., as Buyer

and

TWL Investments Ltd., James Randall Martin and Sergio Rios Molina, as Sellers

relating to the purchase and sale

of

RNC (Management) Limited

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of November 30, 2010 (this “Agreement”), among N.C.G.A. Project Acquisition Corp., a Cayman Islands corporation (“Buyer”), and TWL Investments Ltd. (“TWL”), Thomas William Lough (“Lough”), James Randall Martin (“Martin”) and Sergio Rios Molina (“Rios” and together with TWL and Martin, “Sellers”).

WHEREAS, Sellers own 1,000 common shares (being all the issued common shares) (the “Management Shares”) of RNC (Management) Limited (“Management”), Management owns one common share (being all the issued common shares) of RNC (Hemco) Limited, a Belize international business corporation (“Hemco”), Hemco owns 9,998 common shares of Hemco Nicaragua S.A., a Nicaraguan corporation (“HemcoNic”) and Martin and Lough own one common share each of HemcoNic (together the “HemcoNic Interests”) (being, together with the common shares in HemcoNic owned by Hemco, all the issued common shares in HemcoNic);

WHEREAS, Management also owns 69 common shares (being 69% of the issued common shares) of Minerales Matuzulen S.A. (“Matuzulen”);

WHEREAS, HemcoNic also owns 700 common shares (being 70% of the issued common shares) of Vesubio Mining S.A. (“Vesubio”);

WHEREAS, (i) Sellers desire to sell to Buyer or its designee, and Buyer desires to purchase from Sellers, the Management Shares and, conditional upon such sale (ii) each of Lough and Martin desires to assign to Buyer or its designee, and Buyer desires to receive an assignment from Lough and Martin, their HemcoNic Interest for no additional consideration, in each case upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in ARTICLE X.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE MANAGEMENT SHARES AND ASSIGNMENT OF THE HEMCONIC INTEREST

Upon the terms and subject to the conditions of this Agreement, on the Closing Date, (i) each Seller shall sell, assign, transfer, convey and deliver to Buyer or its designee, and Buyer shall purchase from each Seller, the Management Shares set forth opposite such Seller’s name on Annex A hereto, and (ii) Lough and Martin shall assign, transfer, convey and deliver to Buyer or its designee, and Buyer shall receive an assignment from Lough and Martin of, their HemcoNic Interest.

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1            Purchase Price. The purchase price for the Management Shares shall be an amount equal to Sixty Five Million Dollars ($65,000,000) (the “Purchase Price”).

2.2            Payment of Purchase Price. On the Closing Date, the Purchase Price shall be satisfied by Buyer paying to Sellers the sum of Sixty Four Million Seven Hundred Fifty Thousand Dollars ($64,750,000) (the “Purchase Price Balance”) by the delivery to Sellers by wire transfer of immediately available funds into accounts designated by Sellers and allocated among Sellers in accordance with Annex A hereto and by the application (amongst Sellers as they see fit) of the non-refundable deposit previously paid by Buyer to Sellers in the amount of Two Hundred and Fifty Thousand Dollars ($250,000).

2.3            Closing Date. Subject to the satisfaction of the conditions set forth in ARTICLE VII (or the waiver thereof by the parties or parties entitled to waive that condition), the closing of the sale and purchase of the Management Shares and the assignment of the HemcoNic Interest provided for in this Section 2.3 (the “Closing”) shall take place at the offices of Watson, Farley & Williams (New York) LLP, 1133 Avenue of the Americas, New York, New York, at 10:00 a.m. on a date to be specified by the parties which shall be no later than the earlier of (i) two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature will be satisfied at the Closing), and (ii) December 31, 2010, unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

2.4            Documents to be Delivered by Sellers. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer (or, if Buyer so elects, to its designee) the following:

(a)         the share certificates for the Management Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(b)         the share certificate for the HemcoNic Interest duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(c)         written resignations of each of the directors of the Acquired Companies;

(d)         the Cooperation Agreement duly executed by Affiliate(s) of Sellers reasonably acceptable to Buyer;

(e)         the Transition Services Agreement duly executed by Affiliate(s) of Sellers reasonably acceptable to Buyer;

(f)         a Seller Release duly executed by Sellers;

(g)         if not already executed and delivered, the Management Services Agreement duly executed by an Affiliate of Sellers reasonably acceptable to Buyer;

(h)         a written legal opinion from Kutkevicius Kirsh, LLP, counsel to TWL, addressed to Buyer, dated as of the Closing Date, covering matters relating to TWL, in a form reasonably acceptable to Buyer and its counsel;

(i)          executed documentation for the sale and transfer of the Excluded HemcoNic Interests to an Affiliate of Sellers in consideration for a promissory note (the “Forestry Note”) and the assignment of the Forestry Note as directed by Sellers, all to be effective on a date in 2011 reasonably acceptable to the parties; and

(j)          such other documents as Buyer shall reasonably request.

2.5            Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

(a)         the Purchase Price Balance;

(b)        1,000,000 shares of UG Common Stock (the “Plan Shares”) to a trust for the benefit of Hemco’s employees, including without limitation Lough, Martin and Rios. The allocation of Hemco’s employees’ interests in the Plan Shares (or the proceeds from the sale thereof) shall be determined jointly by Sellers, on the one hand, and Buyer (or its permitted assignee), on the other hand;

(c)         the Cooperation Agreement duly executed by Affiliate(s) of Buyer reasonably acceptable to Sellers;

(d)         the Transition Services Agreement duly executed by Affiliate(s) of Buyer reasonably acceptable to Sellers;

(e)         if not already executed and delivered, the Management Services Agreement duly executed by HemcoNic;

(f)         a written legal opinion from Erwin & Thompson LLP, Nevada counsel to Buyer, or such other counsel agreed upon between the parties hereto (such agreement not to be unduly withheld or delayed), addressed to Sellers, dated as of the Closing Date, covering matters relating to the UG Common Stock to be delivered to the Contractor pursuant to Management Services Agreement and the Plan Shares (as hereinafter defined), in form reasonably acceptable to Sellers and their counsel; and

(g)        such other documents as Sellers shall reasonably request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby (unless otherwise provided herein) jointly and severally represents and warrants to Buyer as follows.

3.1            Ownership and Good Standing of the Belizean Companies.

(a)         Each of Management and Hemco (together the “Belizean Companies”) is an international business corporation duly organized, validly existing and in good standing under the Laws of Belize. Each of the Belizean Companies has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Neither of the Belizean Companies does or ever has done any business in Belize.

(b)         Neither of the Belizean Companies is in default under its Charter Documents. The Charter Documents of each Belizean Company in the form attached to Schedule 3.1(b) are the Charter Documents of such Belizean Company as in effect on the date of this Agreement.

3.2            Ownership and Good Standing of the Nicaraguan Companies.

(a)         Each of HemcoNic, Matuzulen and Vesubio (together with HemcoNic and Matazulen, the “Nicaraguan Companies”, and together with the Belizean Companies, the “Acquired Companies”) is a corporation duly organized, validly existing and in good standing under the Laws of Nicaragua. Each of the Nicaraguan Companies has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

(b)        None of the Nicaraguan Companies is in default under its Charter Documents. The Charter Documents of each Nicaraguan Company in the form attached to Schedule 3.2(b) are the Charter Documents of such Nicaraguan Company as in effect on the date of this Agreement.

3.3            Ownership and Transfer of the Management Shares; Capitalization of the Belizean Companies.

(a)         Each Seller is the record and beneficial owner of the Management Shares indicated as being owned by such seller on Annex A hereto, free and clear of all Liens. Each Seller has the requisite power and authority to sell, assign, transfer, convey and deliver the Management Shares as provided in this Agreement, and such delivery will convey to Buyer good title to such Management Shares, free and clear of all Liens. No legend or other reference to a purported Lien appears on any certificate representing any of the Management Shares in any share or other private or public registry. The sale, assignment, transfer, conveyance and delivery of the Management Shares to Buyer in accordance with the terms of ARTICLE I will not adversely affect Management’s ownership of the Capital Stock of Hemco.

(b)         The authorized Capital Stock of Management consists of 50,000 common shares, par value $1.00 per share. All of the Management Shares were duly authorized, validly issued, fully paid and nonassessable.

(c)         All of the Management Shares were issued in compliance with applicable Laws. None of the Management Shares was issued in violation of any Contract to which any Seller or any Acquired Company is a party or is subject to, or in violation of, any preemptive or similar rights of any Person.

(d)         Other than the Management Shares, Management does not have outstanding any Equity Securities or any other securities. Management is not a party or subject to any Contract obligating Management to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of Management. Management does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)         All of the outstanding shares of Capital Stock of Hemco (the “Hemco Shares”) are owned of record and beneficially by Management free and clear of all Liens. Other than the Hemco Shares, Hemco does not have outstanding any Equity Securities or any other securities. Hemco is not a party or subject to any Contract obligating Hemco to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Hemco. Hemco does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(f)          The Belizean Companies do not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(g)         Neither any Seller nor any Acquired Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Management Shares.

(h)         There are no obligations, contingent or otherwise, of Management to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.4            Capitalization of the Nicaraguan Companies.

(a)         Schedule 3.4(a) sets forth with respect to each of the Nicaraguan Companies the authorized and outstanding Capital Stock of such Nicaraguan Company and the owner(s) of record of such outstanding Capital Stock. The outstanding shares of Capital Stock of each of the Acquired Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

(b)         All of the outstanding shares of Capital Stock of HemcoNic (including, without limitation, the HemcoNic Interests (the “HemcoNic Shares”)) are owned of record and beneficially by Hemco, Lough or Martin free and clear of all Liens. Upon transfer of the HemcoNic Interests to Buyer or its designee in accordance with the terms of ARTICLE I, Buyer or its designee will receive valid title to the HemcoNic Interests, free and clear of all Liens. Management is the record and beneficial owner of 69% of the outstanding shares of Capital Stock of Matuzulen. HemcoNic is the record and beneficial owner of 70% of the outstanding shares of Capital Stock of Vesubio (any of the foregoing shares of Capital Stock of Matazulan or Vesubio, together with the Hemco Shares and the HemcoNic Shares, the “Acquired Subsidiary Shares”) free and clear of all Liens.

(c)         All of the Acquired Subsidiary Shares were issued in compliance with applicable Laws. None of the Acquired Subsidiary Shares was issued in violation of any Contract to which any Seller or any Acquired Company is a party or is subject to, or in violation of, any preemptive or similar rights of any Person.

(d)         Other than the HemcoNic Shares, HemcoNic does not have outstanding any Equity Securities or any other securities. HemcoNic is not a party or subject to any Contract obligating HemcoNic to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the HemcoNic. HemcoNic does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)         None of the Acquired Subsidiaries has outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(f)         None of Sellers, Management or the Acquired Subsidiaries is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Acquired Subsidiary Shares.

(g)         There are no obligations, contingent or otherwise, of any of the Acquired Subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.5            Authority and Enforceability. Each Seller who is a natural person has reached age of majority in the jurisdiction in which such Seller resides. TWL is a corporation duly organized, validly existing and in good standing under the federal laws of Canada, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted. Each Seller has the requisite power and authority to enter into this Agreement, each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated hereby and thereby (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller. This Agreement has been, and each of the other Seller Documents will be at or prior to the Closing, duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and each of the other Seller Documents when so executed and delivered will constitute the valid and binding obligation of each Seller, enforceable against it/him in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.6            No Conflicts; Authorizations.

(a)         The execution and delivery of this Agreement by Sellers do not, and the performance by Sellers of their obligations hereunder and the consummation by Sellers of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of any Acquired Company, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which any Seller or any Acquired Company is a party, (B) of which any Seller or any Acquired Company is a beneficiary or (C) by which any Seller or any Acquired Company or any of its respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to any Seller or any Acquired Company, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by any Seller or any Acquired Company. Schedule 3.6(a) sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which any Seller or any Acquired Company is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Acquired Companies thereunder.

(b)         No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to any Seller or any Acquired Company in connection with the execution and delivery of any Seller of this Agreement and the other Seller Documents and the consummation of the transactions contemplated hereby and thereby.

3.7            Financial Statements. True and complete copies of HemcoNic’s audited consolidated financial statements consisting of the consolidated balance sheet of HemcoNic and its Subsidiaries as at December 31 in each of the years 2007 through 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended (the “Acquired Audited Financial Statements”), and management prepared unaudited consolidated financial statements consisting of the balance sheet of HemcoNic and its Subsidiaries as at September 30, 2010, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Acquired Interim Financial Statements” and together with the Acquired Audited Financial Statements, the “Acquired Financial Statements”), have been provided to Buyer and are listed in Schedule 3.7. The Acquired Audited Financial Statements are true, complete and correct and have been prepared in accordance with International Financial Reporting Standards (“IFRS”) developed by the International Accounting Standards Board applied on a consistent basis throughout the periods involved (except that the Acquired Audited Financial Statements as at December 31 in each of the years 2007 through 2008 were prepared in accordance with generally accepted accounting principles in Nicaragua (“Nicaragua GAAP”) and the Acquired Audited Financial Statements as at December 31 in the year 2009 contain notes reconciling the Acquired Audited Financial Statements as at December 31 in the year 2008 from Nicaragua GAAP to IFRS). The Acquired Financial Statements are based on the books and records of HemcoNic and its Subsidiaries, and fairly present the financial condition of HemcoNic and its Subsidiaries as of the respective dates they were prepared and the results of the operations of HemcoNic and its Subsidiaries for the periods indicated. The consolidated balance sheet of HemcoNic and its Subsidiaries as of December 31, 2009, is referred to herein as the “Acquired Balance Sheet” and the date thereof as the “Acquired Balance Sheet Date” and the consolidated balance sheet of HemcoNic and its Subsidiaries as of September 30, 2010, is referred to herein as the “Acquired Interim Balance Sheet.” Each of HemcoNic and its Subsidiaries maintains a standard system of accounting established and administered in accordance with IFRS. The Acquired Interim Financial Statements are true complete and correct in all material respects and, except that they have not been audited, have been prepared in a manner consistent with the Acquired Financial Statements in all material respects and, without limiting the foregoing, properly account or provide for all Taxes paid or payable by the Acquired Companies during or in respect the period subject of the Acquired Interim Financial Statements. Schedule 3.7 sets forth a true and complete copy of the “management accounts” of Matuzulen and Vesubio, in each case, as of September 30, 2010.

3.8            Restructured Legacy Businesses; Excluded HemcoNic Assets; No Undisclosed Liabilities.

(a)         As of the date hereof, except for the ownership of the Hemco Shares and the HemcoNic Shares, respectively, all other business operations, assets and liabilities of each of Management and Hemco are set forth in Schedule 3.8(a) (collectively, the “Restructured Legacy Businesses”). As of the Closing Date, neither Management nor Hemco shall have any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except for the Liabilities of Management in relation to its employees, whose employment contracts are attached in Schedule 3.8(a).

(b)         Schedule 3.8(b) sets forth the forestry operations and certain other real estate and vehicles owned by HemcoNic on the date hereof (the “Excluded HemcoNic Assets”).

(c)         Other than as disclosed in Schedule 3.8(c), HemcoNic and its Subsidiaries have no Liabilities, except (a) those which are adequately reflected or reserved against in the Acquired Balance Sheet as of the Acquired Balance Sheet Date, (b) the Indebtedness which is permitted to remain as at the Closing Date in accordance with Section 5.5 hereof and (c) those Liabilities which have been incurred in the ordinary course of business (other than the Restructured Legacy Businesses) and consistent with past practice since the Acquired Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.9           Taxes.

(a)           The Belizean Companies (i) are not obliged under any Law to file and have never filed, nor ever been required to file, any Tax Returns in Belize or elsewhere and (ii) are not obliged under any Law to pay and have never paid, nor ever been required to pay any Taxes in Belize or elsewhere. There is no action or audit currently proposed, threatened or pending against, or with respect to, the Belizean Companies in respect of any Taxes. No claim has ever been made by an authority in any jurisdiction that any of the Belizean Companies is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(b)           Each Nicaraguan Company has filed all Tax Returns and paid all Taxes as required under applicable laws and regulations. All Tax Returns required to have been filed by or with respect to each Nicaraguan Company in the past twelve months have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects in accordance with all applicable laws and regulations liability for Taxes and all other information required to be reported thereon, except that forestry credits (“Forestry Credits”) in the amount of $204,919 and $542,330 for the years ended or ending as at December 31 in the years 2008 and 2009, respectively, have not yet been approved and the Tax Return for the year ended or ending as at December 31, 2010 including an approximate $400,000 Forestry Credit that has not yet been filed. All Taxes of any Nicaraguan Company for all Tax years ending prior to the Closing Date and all Taxes of any Nicaraguan Company for tax years beginning before and ending on or after the Closing Date (in each case, whether or not shown on any Tax Return) have been timely paid (or, if due after the date of this Agreement, have been provided for in the books of account and related records or Tax reserves of such Nicaraguan Company as of the date of this Agreement and, if due on or before the Closing Date will be duly and timely paid prior to the Closing Date). The Nicaraguan Companies have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable, except as aforesaid.

(c)           There is no action or audit currently proposed, threatened or pending against, or with respect to, the Nicaraguan Companies in respect of any Taxes. No Nicaraguan Company is the beneficiary of any extension of time within which to file any Tax Return, nor have any of the Nicaraguan Companies made (or had made on their behalf) any requests for such extensions. Each Nicaraguan Company (i) is not obliged under any Law to file and has never filed, nor ever been required to file, any Tax Returns in a jurisdiction other than Nicaragua and (ii) is not obliged under any Law to pay and has never paid, nor ever been required to pay, any Taxes to a jurisdiction other than Nicaragua. No claim has ever been made by an authority in a jurisdiction other than Nicaragua that any of the Nicaraguan Companies is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns. There are no Liens on any of the stock or assets of any Acquired Company with respect to Taxes.

(d)           The Acquired Companies have withheld and timely paid all Taxes required to have been withheld and paid in the past twelve months and have complied in the past twelve months with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, and are otherwise current and up-to-date with all Taxes required to have been withheld and paid.

(e)           There is no dispute or claim concerning any liability for Taxes with respect to any Nicaraguan Company for which notice has been provided, or which is asserted or threatened, or which is otherwise known to any Seller or any Nicaraguan Company, except that the Forestry Credits have not yet been allowed. No issues have been raised in any Taxes examination with respect to any Nicaraguan Company which, by application of similar principles, could be expected to result in liability for Taxes for any other Nicaraguan Company or period not so examined. Schedule 3.9(e) (i) lists the copies of all Tax Returns filed with respect to any Nicaraguan Company for taxable periods ended on or after December 31, 2008, (ii) indicates those Tax Returns that have been audited by a Taxing Authority, and (iii) indicates those Tax Returns that currently are the subject of audit by a Taxing Authority. No Nicaraguan Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f)           No Acquired Company has received (or is subject to) any outstanding ruling from any Taxing Authority or has entered into (or is subject to) any outstanding agreement regarding Taxes with a Taxing Authority or any other person.

(g)           No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) change in accounting method for a taxable period ending on or prior to the Closing Date.

(h)           No Tax elections have been made with respect to any Acquired Company in any jurisdiction except as appear in the Tax Returns listed in Schedule 3.9(e).

(i)            As of the Closing Date, no Acquired Company will have or own (A) tangible property located in the United States, (B) stock in a corporation (or other entity treated as a corporation for United States federal tax purposes) organized under the laws of the United States or a state therein, (C) a debt or other obligation of a United States person other than bank deposits of an Acquired Company or an obligation arising in the sale or processing of property in the ordinary course of business of such Acquired Company, (D) any right to use in the United States a patent, copyright, invention, model, design, secret formula process, or similar right.

(j)            As of the Closing Date, no Acquired Company will have or own (1) an interest in real property (including an interest in a mine, well, or other natural deposit) located in the United States or the United States Virgin Islands, (2) any interest (other than an interest solely as a creditor) in any entity treated as a corporation for United States tax purposes that is organized under the laws of the United States or any State therein if more than 50% of the fair market value of such entity’s assets (including only real property assets and assets used in a trade or business) are assets described in (1).

(k)           To each of Seller’s Knowledge, since February 28, 2006, no Acquired Company has done business in Kuwait, Lebanon, Libya, Qatar, Saudi Arabia, Syria, United Arab Emirates, Republic of Yemen or Iraq or has done business with any national, company or government of any such countries.

(l)            Since January 1, 2006, none of Sellers, Lough (or any other shareholder of TWL) or any Acquired Companies (1) has filed (or expects to file for any taxable year for which a United States federal income tax return is not due until after the date hereof) any United States federal income tax return reporting income of an Acquired Company on the basis that such Acquired Company is a “passive foreign investment company” within the meaning of the Code, (2) has made any Tax election on a United States federal income tax return claiming or indicating that an Acquired Company is or may be a “passive foreign investment company” within the meaning of the Code, or (3) has been notified by the United States Internal Revenue Service in an audit or otherwise that the Internal Revenue Service intends to treat or may treat any Acquired Company as a “passive foreign investment company” within the meaning of the Code.

(m)          Since January 1, 2006, except for Martin, none of Sellers or Lough (or any other shareholder of TWL) has been a United States citizen or resident or a corporation or partnership organized under the laws of the United States or any State therein, or a United States domestic trust or estate. Martin represents and warrants that he is a United States citizen and that he does not own or control, directly or indirectly, 50% or more of the voting power or value of any Acquired Company.

(n)           No Acquired Company has filed a Tax Return on a combined, consolidated, group or pooled filing basis.

(o)           All Taxes imposed upon or relating to any Acquired Company as a transferee or successor by contract, or otherwise, relating to periods prior to the Closing Date have been paid or reserved or accrued in its books of account prior to the Closing Date.

3.10          Compliance with Law.

(a)         Each Acquired Company has complied in all material respects with each, and is not in violation in any material respect of any, applicable Law to which such Acquired Company or its respective business, operations, assets or properties is or has been subject.

(b)         No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of any Acquired Company to comply with, any Law in any material respect. No Acquired Company has received notice regarding any violation of, conflict with, or failure to comply with, any Law.

3.11          Authorizations.

(a)         Each Acquired Company owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by such Acquired Company in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All permits are listed in Schedule 3.11(a).

(b)         No Acquired Company has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. No Acquired Company is in default, nor has any Acquired Company received notice of any claim of default, with respect to any Authorization.

(c)         No Person other than an Acquired Company owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which any Acquired Company owns or uses in the operation of its business as currently conducted or as proposed to be conducted.

3.12         Title to Personal Properties.

(a)         Other than as provided in Schedule 3.12(a), all the buildings, plants, machinery, leasehold improvements, structures, facilities, equipment, vehicles and other personal properties and assets (“Personal Properties”) owned by each Acquired Company as of the date of this Agreement, including all properties and assets reflected as owned on the Acquired Interim Balance Sheet other than any sold in the ordinary course of business since the date thereof or comprising part of the Restructured Legacy Businesses or the Excluded HemcoNic Assets (“Owned Personal Property”), are owned by an Acquired Company with good and valid title , free and clear of all Liens except for Permitted Liens.

(b)         With respect to Personal Properties that are leased other than those comprising part of the Restructured Legacy Businesses or the Excluded HemcoNic Assets (“Leased Personal Property”), an Acquired Company has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither any Acquired Company nor any other party thereto is in breach in any material respect of any of the terms of any such lease.

(c)         Other than the Acquired Companies, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Leased Personal Property (solely to the extent of their interest in such Leased Personal Property), no Person has any interest in any Personal Properties used by any Acquired Company. Without limiting the foregoing, neither any Seller nor any of its Affiliates has any interest in any Personal Properties used in the businesses of any Acquired Company.

(d)         The Owned Personal Property and Leased Personal Property are all the Personal Property required by the Acquired Companies for the operation of their business, including without limitation the operation of the Bonanza mine and the Hemco and Vesmisa mills, and are structurally sound, in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and usable in the ordinary course of business and, to the Knowledge of Sellers, conform to all Laws and Authorizations relating to their construction, use and operation.

3.13         Real Property/Surface rights.

(a)           Schedule 3.13(a) contains (i) a list of all real property and interests in real property owned in fee by any Acquired Company other than those comprising part of the Restructured Legacy Businesses or the Excluded HemcoNic Assets, including surface rights (the “Owned Real Property”), and (ii) a list of all real property and interests in real property, including surface rights, leased by any Acquired Company (including, without limitation, all Mineral Leases) (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Real Property listed on Schedule 3.13(a) includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Acquired Companies as currently conducted and as proposed to be conducted.

(b)          With respect to each parcel of Owned Real Property:

(i)
An Acquired Company has good and marketable title to each such parcel of Owned Real Property free and clear of all Liens, except (A) Permitted Liens and (B) zoning and building restrictions, easements, covenants, rights-of-way and other similar restrictions of record, none of which materially impairs in any manner the current or proposed use of such Owned Real Property.

(ii)
The legal description for such parcel of Owned Real Property contained in the deed thereof describes the property fully and accurately. All buildings, structures and facilities located on, and improvements to, such parcel of Owned Real Property are located within the boundary lines of such Owned Real Property and do not encroach on any easement, right of way or other encumbrance which burdens any portion of the Owned Real Property. No structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Owned Real Property.

(iii)
The Acquired Companies have in their sole possession the originals of the deeds and other instruments (as recorded) by which any Acquired Company acquired such parcel of Owned Real Property, and all title insurance policies, opinions, abstracts and surveys relating thereto.

(iv)	There are no outstanding options or rights of first refusal to purchase such parcel of Owned Real Property, or any portion thereof or interest therein.

(c)          With respect to Leased Real Property, Sellers have delivered to Buyer a true and complete copy of every lease and sublease pursuant to which any Acquired Company is a party or by which it is bound. An Acquired Company has peaceful, undisturbed and exclusive possession of the Leased Real Property.

(d)          The uses for which the buildings, facilities and other improvements located on the Real Property are zoned do not restrict, or impair, the use of the Real Property for purposes of the businesses of the Acquired Companies.

(e)          No Governmental Entity having the power of eminent domain over the Real Property has commenced or, to Sellers’ Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. There are no pending or, to Sellers’ Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof. Neither any Seller nor any Acquired Company has received notice of any pending or threatened proceedings affecting any portion of the Real Property.

(f)           The Real Property and all present uses and operations of the Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the businesses of the Acquired Companies do not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(g)           The Real Property is in suitable condition for the Acquired Companies’ businesses as currently conducted and as proposed to be conducted. Each Acquired Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

(h)           No Person other than an Acquired Company is in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than an Acquired Company the right of use or occupancy of the Real Property or any portion thereof. No easement, utility transmission line or water main located on the Real Property adversely affects the use of the Real Property or any improvement on the Real Property.

(i)            All utilities used in the operation of the Real Property in the conduct of the businesses of the Acquired Companies, are operable and adequate to service the Real Property in the operation of the businesses of the Acquired Companies. To Sellers’ knowledge, no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or utility services presently serving the Real Property.

(j)            No Acquired Company has experienced any material disruption in utility services during the past twelve months.

3.14        Mining Concessions, Mines and Related Matters. Without limiting the generality of any of Sellers’ other representations and warranties:

(a)           Schedule 3.14(a) contains a list of all the Mining Concessions or Mines owned by the Nicaraguan Companies (collectively, the “HemcoNic Properties”). Other than as set forth on Schedule 3.14(a), no Acquired Company owns or has any option to purchase or other ownership interest in any Mining Concession or Mine;

(b)           Schedule 3.14(b) sets out an up to date, true and accurate map of and lists in all material respects: (i) the interest of the Nicaraguan Companies in each of the HemcoNic Properties, and (ii) the agreement or document pursuant to which each of such HemcoNic Properties was acquired by each Nicaraguan Company;

(c)           Schedule 3.14(c) sets out an up to date, true and accurate map of and lists in all material respects the forestry surface rights included in the Excluded HemcoNic Assets;

(d)           The Mining Concessions in the HemcoNic Property: (i) have been properly granted and issued by the appropriate Governmental Body; (ii) are clear of all Liens and are not the subject of any unsatisfied penalties or unresolved disputes; (iii) are not subject to the rights or claims of any third party; and (iv) except as set forth on Schedule 3.14(d), do not overlap any third-party claim such as may entitle such third party to explore or mine any substance likely to be granted under a Mining Concession on the same property;

(e)           Neither any Seller nor any of its Affiliates owns any Mining Concession or Mines within a distance of five (5) kilometers from the boundaries of the HemcoNic Properties;

(f)           Each of the Nicaraguan Companies has conducted all exploration and evaluation activities with respect to the HemcoNic Property in accordance with generally accepted mining practices and applicable Laws;

(g)           The Nicaraguan Companies have good and defensible title to the HemcoNic Properties free and clear of any Liens;

(h)           Except as set forth on Schedule 3.14(h), there are no royalties, overriding royalties, superficial payments and other burdens on production in connection with the HemcoNic Property. All filings or reports with Governmental Entities and all expenses relating to the ownership of the HemcoNic Properties have been timely and properly submitted or paid as applicable (or are pending submission or payment, as applicable) in the last twelve months and are otherwise current and up-to-date and comply with the terms set forth in the Mining Concession or the contracts concerning the Mining Concession;

(i)            None of the HemcoNic Properties is subject to any preferential purchase, consent or similar right which would become operative as a result of the transactions contemplated by this Agreement or the other Seller Documents;

(j)            No Person other than an Acquired Company has any right (whether preferential, subordinated, previous or subsequent) that may limit, conflict with or otherwise affect the HemcoNic Properties;

(k)           Each Nicaraguan Company possesses all necessary (i) rights and interests relating to the HemcoNic Properties granting such Nicaraguan Company the right and ability to explore for minerals, ore and metals as currently conducted, (ii) easements or other access rights to the HemcoNic Properties, and (iii) facilities to conduct mining activities relating to the HemcoNic Properties;

(l)            All terms of, and all requirements in connection with the HemcoNic Properties have been met, including the timely payment of all annual fees and compliance with all environmental obligations and all works performed by the Acquired Companies; and

(m)          No Acquired Company is a party to any type of direct or indirect hedges, forward sale contracts, options, puts, calls, swaps or similar arrangements (including on a total return basis) with respect to any minerals of the type produced, or expected to be produced, by the HemcoNic Property.

(n)           Sellers are not aware of any fact or circumstances that would adversely affect the manner in which income tax is currently calculated on the Acquired Companies’ net profit.

3.15         Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, whether in source code or object code, and materials relating thereto and any translations thereof; and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           Each Acquired Company owns, free and clear of Liens, or has valid and enforceable rights to use all Intellectual Property Rights required for its businesses as they are currently conducted or proposed to be conducted, including without limitation the name “Hemco” and variations thereof and the name “RNC” and variations thereof.

(c)           No Seller has any Knowledge of any challenges (or any basis therefor) with respect to the validity or enforceability of any Acquired Company Intellectual Property. To Sellers’ Knowledge, no Acquired Company, by conducting its business as currently conducted or as proposed to be conducted, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. To Sellers’ Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of any Acquired Company or has otherwise misappropriated or is otherwise misappropriating any Acquired Company Intellectual Property.

(d)           With respect to any Acquired Company’s Proprietary Information, any receipt or use by, or disclosure to, a third party of Proprietary Information owned by any Acquired Company has been pursuant to the terms of binding written confidentiality agreement between such Acquired Company and such third party.

3.16        Absence of Certain Changes or Events. From the Acquired Balance Sheet Date to the date of this Agreement (with respect to the representations and warranties made as of the date of this Agreement) and to the Closing Date (with respect to the representations and warranties made as of the Closing Date) except as disclosed in Schedule 3.16 or in the ordinary course of its business consistent with past practice and excluding the Restructured Legacy Businesses or the Excluded HemcoNic Assets (in relation only to paragraphs (c) and (g) below):

(a)           there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of Hemco and its Subsidiaries taken as a whole;

(b)           no Acquired Company has amended or changed its Charter Documents;

(c)           neither Hemco nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security, except for the payment of dividends in the ordinary course of its business consistent with past practice and the payment of a dividend in connection with the Excluded HemcoNic Assets or removal of the Restructured Legacy Businesses (together “Permitted Dividends”);

(d)           no Acquired Company has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

(e)           no Acquired Company has altered any term of any outstanding Equity Security or other security;

(f)            no Acquired Company has (i) increased or modified the compensation or benefits payable or to become payable by such Acquired Company to any current or former directors, employees, contractors or consultants of any Acquired Company, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of any Acquired Company, or (iii) entered into any employment, severance or termination agreement;

(g)          other than any sale in the ordinary course of business or the sale of the Excluded HemcoNic Assets, neither Hemco nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of Hemco or any such Subsidiary;

(h)           no Acquired Company has incurred, assumed or guaranteed any Indebtedness;

(i)            no Acquired Company has created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements existing as of the Acquired Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which such Acquired Company maintains adequate reserves;

(j)            no Acquired Company has made any loan, advance or capital contribution to, or investment in, any Person other than loans or advances in the ordinary course of business consistent with past practice;

(k)           no Acquired Company has entered into any Material Contract; (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.17 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(l)            there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Acquired Company;

(m)          there has not been any material change to the relationship between any Acquired Company and any small-scale contract miners;

(n)           there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of any Acquired Company are subject;

(o)           neither any Seller nor any Acquired Company has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement or in the other Seller Documents untrue or incorrect;

(p)           there has not been any material damage, destruction or loss with respect to the property and assets of any Acquired Company, whether or not covered by insurance;

(q)           no Acquired Company has made any change in accounting practices;

(r)           other than in the ordinary course of its business, no Acquired Company has made any Tax election, changed its method of Tax accounting, changed the timing of payment of or accruals for Taxes or settled any claim for Taxes;

(s)           each Acquired Company has sufficient working capital for its normal operations, consistent with historical working capital reserves, as of the Closing Date; and

(t)           no Acquired Company has agreed, whether in writing or otherwise, to do any of the foregoing.

3.17        Contracts.

(a)           Schedule 3.17(a) contains a complete and accurate list of each material Contract or series of related Contracts to which any Acquired Company is a party or is subject, or by which any of their respective assets are bound.

(b)           Each Contract required to be listed in Schedule 3.17(a) (collectively, the “Material Contracts”) is in all material respects in full force and effect and valid and enforceable in accordance with its terms.

(c)           No Acquired Company is, and to Sellers’ Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and no Acquired Company has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(d)           Sellers have delivered accurate and complete copies of each Material Contract to Buyer.

(e)           All Contracts other than Material Contracts to which any Acquired Company is a party or is subject, or by which any of their respective assets are bound, are in all material respects valid and enforceable in accordance with their terms. No Acquired Company is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by any Acquired Company, except in either case where such default individually or in the aggregate would not reasonably be expected have a Material Adverse Effect on any Acquired Company.

(f)            Schedule 3.17(f) contains a complete and accurate copy of the technical report entitled “Technical Report, Hemco Nicaragua S.A., Bonanza Mine, RAAN” dated May 31, 2010 prepared by Scott E. Wilson Consulting (“Report”). All statements of fact regarding the Acquired Companies and their businesses contained in the Report as of the date of the Report were true and accurate in all material respects and are not misleading in any material respect. All expressions of opinion, intention or expectation regarding the Acquired Companies and their businesses attributed to Sellers or the Acquired Companies or any of their directors, officers or senior management contained in the Report (other than those of third party consultants) as of the date of the Report were honestly given, expressed or held and subject of due care and attention and were fairly based upon facts within the knowledge of Sellers, the Acquired Companies or any of their directors, officers and senior management and were made on reasonable grounds after due and proper consideration. There are no facts known to any of Sellers (having made reasonable enquiry) which are not disclosed in the Report which by their omission would or might reasonably be considered to: (i) materially adversely affect the importance or materiality of the information contained therein; (ii) make any statement therein (whether of fact or opinion, including opinion of third party consultants) false or misleading in any material adverse respect; (iii) materially adversely invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion, including opinion of third party consultants).

3.18         Litigation.

(a)           Other than as disclosed in Schedule 3.18(a), there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to Sellers’ Knowledge, threatened against or affecting any Acquired Company except for immaterial employee claims, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to Sellers’ Knowledge, former director or employee of any Acquired Company with respect to which such Acquired Company has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award against or affecting any Acquired Company or any of its respective properties or assets. Except as disclosed in Schedule 3.18(b), there is no Order to which any Acquired Company or any of its respective properties or assets are subject. Each Acquired Company is in compliance with the terms of each Order set forth in Schedule 3.18(b). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order.

3.19        Employee Benefits.

(a)           There are no Benefit Plans sponsored, maintained or contributed to or required to be contributed to by any Acquired Company for the benefit of any present or former directors, employees, contractors or consultants of any Acquired Company (collectively, “Acquired Company Benefit Plans”), except for statutory Nicaraguan requirements relating to Nicaraguan state – operated plans. No Acquired Company has any intent or commitment to create any additional Acquired Company Benefit Plan.

(b)           Full payment has been made of all amounts which any Acquired Company was required to have paid as a contribution to any Acquired Company Benefit Plan and no Acquired Company is in default in performing any of its contractual obligations relating to any of the Acquired Company Benefit Plans.

(c)           The consummation of the transactions contemplated by this Agreement and the other Seller Documents will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of any Acquired Company to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person.

3.20        Labor and Employment Matters.

(a)           Schedule 3.20(a) sets forth (i) (A) a list of all directors, employees, contractors and consultants (1) of Management and (2) entitled to annual compensation of $30,000 or more from any Acquired Company (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such director, employee, contractor and consultant. There are no former directors, employees, contractors and consultants of any Acquired Company who are receiving benefits, or scheduled to receive benefits in the future, from any Acquired Company.

(b)           Except as disclosed in Schedule 3.20(b), no Acquired Company is a party or subject to any labor union or collective bargaining agreement. There are no pending or threatened strikes, labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of any Acquired Company. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)          Each Acquired Company has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each Acquired Company has filed and/or posted all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)          Each Acquired Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)          Neither any Seller nor any Acquired Company is a party to any Contract which restricts any Acquired Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. No Acquired Company has during the past twelve months effectuated a redundancy or lay-off in either case affecting any site of employment or facility of any Acquired Company and exceeding ten employees. The consummation of the transactions contemplated by this Agreement and the other Seller Documents will not create liability for any act by any Seller or any Acquired Company on or prior to the Closing under any Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(f)           No Acquired Company has any employees working or performing services in the United States.

3.21        Environmental.

(a)          As used in this Agreement, the following words and terms have the following definitions:

(i)
“Environment” the global system made up of natural and artificial elements, whose physical, chemical and biological nature, along with their cultural interactions, are in constant change by all human or natural actions, which govern and condition the existence and further development of life and each one of its forms.

(ii)
“Environmental Action” means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that any Acquired Company has incurred any Pre-Closing Environmental Liability.

(iii)
“Environmental Clean-up Site” means any location which is listed on a Governmental Entity’s list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv)
“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, human health, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, and all amendments or regulations promulgated thereunder; applicable statutes and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v)	“Environmental Permits” means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Entity under Environmental Law.

(vi)
“Hazardous Substances” means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials, and all other materials, chemicals and substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law.

(vii)	“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)          Each Acquired Company has obtained, and is in compliance in all material respects with, all Environmental Permits required in connection with its operations and the Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in Schedule 3.21(b). All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. None of such Environmental Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement and the other Seller Documents. Each Acquired Company is currently, in compliance with all Environmental Laws. Neither any Seller nor any Acquired Company has received notice alleging that any Acquired Company is not in such compliance with Environmental Laws.

(c)          Except as disclosed in the Knight Piesold report dated May 2010:

(i)                there are no past, pending or, to Sellers’ Knowledge, threatened Environmental Actions against or affecting any Acquired Company, and no Seller is aware of any facts or circumstances which could be expected to form the basis for any Environmental Action against any Acquired Company.

(ii)               no Acquired Company has entered into or agreed to any Order, and no Acquired Company is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

(iii)              no Lien has been attached to, or asserted against, the assets, Real Property or rights of any Acquired Company pursuant to any Environmental Law, and, to Sellers’ Knowledge, no such Lien has been threatened. To Sellers’ Knowledge, there are no facts, circumstances or other conditions that could be expected to give rise to any Liens on or affecting any Real Property of any Acquired Company.

(iv)              no Hazardous Substances are present in, on, about or migrating to or from any Real Property that could be expected to give rise to an Environmental Action against any Acquired Company.

(v)               no Acquired Company has received any information request from, nor has any Acquired Company been named a potentially responsible party for any site by, any Governmental Entity.

(vi)              none of the Real Property is an Environmental Clean-up Site.

(d)          Sellers have provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of any Acquired Company, any Seller or any of its Affiliates (solely with respect to the Real Property or any other real property formerly owned, operated or leased by any Acquired Company).

3.22        Insurance.

(a)           Except for the insurances listed in Schedule 3.22(a) and payments to the Nicaragua government workers compensation scheme (the “Policies”) no Acquired Company maintains, or is obliged by Law or any Contracts to maintain, any insurance policy or fidelity bond and Schedule 3.22(a) contains a list of all pending claims and the claims history for each Acquired Company during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. No Seller has any Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.23         Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon any agreement entered into by or on behalf of any Seller or any Acquired Company.

3.24         Bank Accounts. Schedule 3.24 sets forth the name of each bank, safe deposit company or other financial institution in which any Acquired Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.25        Powers of Attorney. Except as disclosed in Schedule 3.25, there are no outstanding powers of attorney executed by or on behalf of any Acquired Company in favor of any Person, except in the ordinary course of business consistent with past practice, or any Seller or Lough.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Buyer is not in default under its Charter Documents.

4.2           Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3           No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Buyer do not, and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of Buyer or any of its Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which Buyer or any of its Subsidiaries is a party, (B) of which Buyer or any of its Subsidiaries is a beneficiary or (C) by which Buyer or any of its Subsidiaries or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Buyer or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer or any of its Subsidiaries.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

4.4           Shares. Buyer shall use its commercial best efforts to ensure that the UG Common Stock to be delivered to the Contractor pursuant to the Management Services Agreement and the Plan Shares (as hereinafter defined) shall, subject at all times to the requirements of Rule 144 promulgated under the United States Securities Act of 1933, as amended, and other securities laws applicable to the holder(s) thereof, not be subject to a restricted or holding period lasting longer than six (6) months after Closing and all such shares shall be fully-paid and non-assessable shares.

ARTICLE V

COVENANTS OF SELLERS

5.1           Conduct of Business Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except in order to implement the transactions contemplated by Section 5.3 or with the prior written consent of Buyer, each Seller shall cause each Acquired Company to:

(a)           maintain its corporate existence, pay its debts and Taxes when due, pay or perform other obligations when due, and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws, Authorizations and Contracts;

(b)           use its reasonable best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date;

(c)           maintain the facilities and assets owned, operated or used by it in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

(d)           maintain its books and records in accordance with past practice, and use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(e)           promptly notify Buyer of any event or occurrence not in the ordinary course of business; and

(f)           use its reasonable best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of each Seller contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and each Seller shall use its reasonable best efforts to cause all of the conditions to the obligations of Buyer under this Agreement to be satisfied as soon as practicable following the date hereof.

5.2           Negative Covenants. Except as expressly provided in this Agreement including in order to implement the transactions contemplated by Section 5.3 (in relation only to Section 5.2(b), 5.2(f), 5.2(o) and 5.2(s)), no Seller shall permit any Acquired Company to, without the prior written consent of Buyer:

(a)           adopt or propose any amendment to the Charter Documents of any Acquired Company;

(b)           except for Permitted Dividends, declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any Equity Security or other security;

(c)           issue or authorize for issuance any Equity Security or other security, or make any change in any issued and outstanding Equity Security or other security, or redeem, purchase or otherwise acquire any Equity Security or other security;

(d)           (i) other than pursuant to a written agreement, (A) modify the compensation or benefits payable or to become payable by any Acquired Company to any of its current or former directors, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of any Acquired Company, or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement;

(e)           establish, adopt or enter into any Acquired Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of any Acquired Company;

(f)           other than sales of inventory or minerals, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of any Acquired Company;

(g)          assume, incur or guarantee any Indebtedness, except for endorsements for collection in the ordinary course of business, or, except as permitted under Section 5.5 hereof, modify the terms of any existing Indebtedness;

(h)           mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of any Acquired Company;

(i)           other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person;

(j)           cancel any debts or waive any claims or rights of substantial value;

(k)           (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if in effect on the date hereof, would have been required to be set forth in Schedule as a Material Contract, or (iii) otherwise take any action or engage in any transaction that is material to the Acquired Companies taken as a whole;

(l)            (i) make any capital expenditure, or commit to make any capital expenditure (including any cost or expense for geophysical items, including acquisition, processing, reprocessing or interpretation) that in any one case exceeds $250,000 or capital expenditures which in the aggregate exceed $250,000, or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than inventory in the ordinary course of business consistent with past practice;

(m)          make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(n)           be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company or (ii) any purchase of all or any substantial portion of the assets or Equity Securities or other securities of any Acquired Company;

(o)           sell, lease or sublease, transfer, farm out or otherwise dispose of any property (including any Real Property or HemcoNic Properties) (except for Permitted Liens and sales of Minerals in the ordinary course of business), or enter into any hedging or derivative Contracts (financial, commodity or otherwise);

(p)           mortgage, pledge or otherwise encumber any property (including any Real Property or Mineral Interest) (except for Permitted Liens and sales of Minerals in the ordinary course of business);

(q)          engage in any line of business in which it is not engaged as of the date hereof;

(r)           enter into, or otherwise be a party to, any Contract relating to the voting, registration or transfer of any Equity Security or any other security of any Person;

(s)           take any actions outside the ordinary course of business;

(t)            make any changes in its accounting methods, principles or practices;

(u)           make any Tax election, adopt or change its method of Tax accounting, change the timing of payment of or accruals for Taxes, file any amended Tax Return, or settle any claim relating to Taxes (except for Forestry Credit claims) or surrender any right to claim a Tax refund;

(v)           take any action or omit to do any act which action or omission will cause it to breach any obligation contained in this Agreement or cause any representation or warranty of any Seller not to be true and correct as of the Closing Date; or

(w)          agree or otherwise commit, whether in writing or otherwise, to do any of the foregoing.

5.3           Management Restructuring Transactions. Prior to the Closing Date, Sellers and Management agree to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties in doing, all things necessary, proper or advisable to transfer the Restructured Legacy Businesses to Affiliates of Sellers or third parties.

5.4           Access to Information. Sellers shall, and shall cause each Acquired Company to, afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full reasonable access to and the right to inspect, during normal business hours, all of the Real Property, properties, assets, records, Contracts and other documents related to the Acquired Companies, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Seller Group for the purpose of making such investigation of the Acquired Companies as Buyer shall desire to make. Seller shall furnish to Buyer all such documents and copies of documents and records and information with respect to each Acquired Company and copies of any working papers relating thereto as Buyer may request. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of each Acquired Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from each Acquired Company and the Real Property.

5.5           Intercompany Liabilities; Indebtedness; Release of Liens.

(a)           On or prior to the Closing, Sellers shall, and shall cause its Affiliates to, settle all intercompany accounts that are unpaid as of the Closing Date between any Acquired Company, on the one hand, and Sellers and any of their Affiliates (other than the Acquired Companies), on the other hand; provided, however, the Vesubio Loan may remain outstanding at the Closing.

(b)           Except as otherwise provided in Section 5.5(a), on or prior to the Closing Date, Sellers shall extinguish (i) all Indebtedness of any Acquired Company, and (ii) all guarantees by any Acquired Company of any Indebtedness of any Seller or any of its Affiliates (other than the Acquired Companies).

(c)           Prior to the Closing Date, Sellers shall have caused to be released all Liens in and upon any of the properties and assets of any Acquired Company.

5.6           Confidentiality.

(a)           From and after the Closing, each Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any Acquired Company, except to the extent that such Seller can show that such information (i) is in the public domain through no fault of any Seller or any of its Affiliates or (ii) is lawfully acquired by such Seller or any of its Affiliates after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)           Each Seller will retain any of its books and records that relate to any Acquired Company in accordance with such Seller’s record retention policies as presently in effect. During the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, each Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Buyer offering to surrender the same to Buyer at Buyer’s expense.

5.7           Consents. Sellers shall, and shall cause each Acquired Company to, obtain all Consents; provided that no Indebtedness shall be repaid, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

5.8           Notification of Certain Matters.

(a)           Each Seller shall give prompt notice to Buyer of (i) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Company, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (ii) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in the failure of any condition precedent to Buyer’s obligations, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iv) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and the other Seller Documents, or (v) any Actions commenced relating to such Seller or any Acquired Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.18; provided however, that (A) the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect any remedies available to Buyer or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (B) disclosure by a Seller shall not be deemed to amend or supplement any of the Schedules relating to ARTICLE III hereof or constitute an exception to any representation or warranty.

(b)           From the date hereof to and including the Closing Date, Sellers will cause each Acquired Company to (i) provide to Buyer a monthly management report in scope and detail consistent with the management reports that have historically been provided to such Acquired Company’s senior management and as previously delivered to Buyer, and (ii) timely prepare, and promptly deliver to Buyer monthly or quarterly, as relevant, financial statements, to include a detailed cost breakout of such Acquired Company’s performance by location and department and a monthly aging of accounts receivable, and otherwise to be in scope and detail consistent with such financial statements that have historically been provided to such Acquired Company’s senior management as previously delivered to Buyer. Such financial statements shall fairly present the financial position, assets and Liabilities of each Acquired Company as at the date thereof and the results of its operations and its cash flows for the periods then ended, in accordance with the accounting policies and procedures consistent with those historically used by each Acquired Company in the preparation of such financial statements.

5.9           No Shorting. Each Seller covenants and agrees that, for a period commencing on the date hereof and terminating eighteen months after the Closing Date, such Seller and its Affiliates will not (and will cause its Affiliates not to), directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to UG Common Stock, borrow or pre-borrow any shares of UG Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to UG Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from UG Common Stock or otherwise seek to hedge its position in UG Common Stock.

5.10         Vesubio Loan. Sellers hereby grant Buyer or Universal Gold Mining Corp. or any other of Affiliates of Buyer (the granting to such other Affiliates of Buyer only with the consent of Sellers, which shall not be unreasonably withheld or delayed) the right to acquire from Sellers’ Affiliate the loan to Vesubio from such Sellers’ Affiliate in the principal amount of $2,500,000 with an interest rate of 12% per annum and payable over a 30-month period (the “Vesubio Loan”) at a purchase price equal to the face value plus any accrued but unpaid interest thereon.

5.11         GAAP Financial Statements. Sellers shall provide assistance to Buyer in the preparation of Hemco’s audited financial statements for the past two fiscal years in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the period involved that is reasonably calculated to permit Buyer to publicly disclose such audited financial statements within seventy-five (75) days of the Closing Date.

ARTICLE VI

COVENANTS OF BUYER AND SELLERS

6.1          Regulatory Approvals.

(a)           Each of Buyer and Sellers shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation the transactions contemplated by this Agreement and the other Seller Documents. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the transaction of this Agreement and the other Seller Documents. Without limiting the generality of the foregoing, Sellers and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with any Governmental Entity any filings, reports, information and documentation required for the transactions contemplated by this Agreement pursuant to any Antitrust Laws. Each of Sellers and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under any Antitrust Laws. Buyer and Sellers shall be equally responsible for all filing and other similar fees payable in connection with such filings, and for any local counsel fees.

(b)           Each of Buyer and Sellers shall use its commercially reasonable efforts to obtain promptly any clearance required under the any Antitrust Laws for the consummation of the transactions contemplated hereby. Each of Buyer and Sellers shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entities and shall comply promptly with any such inquiry or request. Notwithstanding the foregoing, (i) Buyer shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ (including Universal Gold Mining Corp.) assets or any assets of any Acquired Company or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any Order regarding antitrust matters respecting the transactions contemplated by this Agreement and (ii) Buyer and its Affiliates (including Universal Gold Mining Corp.) shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person respecting the transactions contemplated by this Agreement; provided that that each of Buyer and Sellers shall both promptly respond to any request of any Governmental Entity for additional information.

(c)           Buyer and Sellers shall instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the Antitrust Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation include, but are not limited to, counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.

6.2           Public Announcements. Neither Buyer nor any Seller shall, and Sellers shall cause each Acquired Company not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the other party; provided that Buyer or any of its Affiliates (including Universal Gold Mining Corp.), may without such approval, (i) make such press releases, public filings or other public announcements as it believes are required pursuant to any listing rules or any listing agreement with any securities exchange or stock market or pursuant to any applicable securities Laws, on the latest day permissible pursuant to such rules, agreements or Laws, provided that Buyer or its Affiliates shall use reasonable commercial efforts to provide a draft copy of any such proposed disclosure to Sellers for its review and comment sufficiently in advance of intended filing or disclosure, and (ii) provide to potential financiers or investors, existing shareholders and other financing sources such information regarding Sellers and the Acquired Companies as those persons may require or request, including without limitation for the purposes of Section 7.2(g) hereof; provided, further, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

6.3           Tax Matters.

(a)           Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i)           Buyer’s Responsibilities. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of each Acquired Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date and all Tax Returns of each Acquired Company for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(ii)          Sellers’ Responsibilities. Sellers will be responsible for filing all Tax Returns for periods beginning and ending prior to the Closing Date if such Tax Returns are required to be filed on or prior to the Closing Date. Sellers and the Acquired Companies will not take any position on such Tax Returns that relate to any Acquired Company that would adversely affect any Acquired Company after the Closing Date.

(b)           Cooperation in Filing Tax Returns. Buyer and Sellers shall, and shall each cause its Subsidiaries and Affiliates (including Universal Gold Mining Corp.) to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes (including claims for Forestry Credits). Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of each Acquired Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party notice under Section 10.3 prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c)           Tax Benefits of Excluded HemcoNic Assets. Buyer and Sellers shall, and shall each cause its Subsidiaries and Affiliates (including Universal Gold Mining Corp.) to, use their best efforts to ensure that (i) any tax benefit associated with the Excluded HemcoNic Assets (including without limitation the Forestry Credits) shall accrue to the benefit of HemcoNic in respect of the year ending December 31, 2010; and (ii) the Forestry Note shall be assigned by HemcoNic (at no cost to any Acquired Company) for no consideration to Sellers or as they may direct on or subsequent to January 1, 2011.

(d)           Section 338. At Buyer’s election, Buyer may make an election under Section 338(g) of the Code (and corresponding elections under state, local or foreign Law) with respect to any Acquired Company chosen by Buyer (each, a “Section 338 Election”).

6.4           Additional Agreements. Sellers and Buyer shall prepare and negotiate in good faith the following agreements for execution and delivery in connection with the Closing, in each case in form and substance to be mutually and reasonably acceptable to Sellers and Buyer:

(a)           a Cooperation Agreement relating to the sale of certain Excluded HemcoNic Assets and ongoing cooperation following the Closing Date (the “Cooperation Agreement”);

(b)           a Transition Services Agreement relating to the provision of certain use of office space and information technology and other administrative support services following the Closing Date (the “Transition Services Agreement”);

(c)           a Seller’s Release containing releases by Sellers of certain claims against the Acquired Companies following the Closing (the “Seller Release”); and

(d)           a Management Services Agreement relating to the provision for 18 months following the Closing Date of certain management services by Lough, Martin and Rios to Hemco or other Affiliate (including Universal Gold Mining Corp.) of Buyer, which agreement shall provide for an aggregate monthly fee of $50,000 per month plus the delivery of 1,000,000 shares of common stock of Universal Gold Mining Corp. (the “UG Common Stock”) for such services, in substantially the form attached hereto as Annex B (the “Management Services Agreement”). In the event that the aggregate value of such 1,000,000 shares of UG Common Stock, based on the price at which each share of UG Common Stock is issued under the financing contemplated by Section 7.2(g) hereof, is less than $400,000, then such number of additional shares shall be delivered to Sellers so that the product of the total number of shares so delivered and such price at which each share of UG Common Stock is issued is at least $400,000.

6.5           Further Assurances. Subject to the terms of this Agreement, Sellers and Buyer shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1           Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement and the other Seller Documents shall be in effect.

(b)           No Law shall have been enacted or shall be deemed applicable to the transactions contemplated by this Agreement and the other Seller Documents which makes the consummation of such transactions illegal.

7.2           Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Acquisition is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)           The representations and warranties of each Seller set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Buyer shall have received a certificate dated the Closing Date signed by each Seller to such effect.

(b)           Each Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied by such Seller with at or prior to the Closing Date, including without limitation the obligations and covenants set forth in Sections 5.3 and 5.5. Buyer shall have received a certificate dated the Closing Date signed by each Seller to such effect.

(c)           There shall have been no material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Companies taken as a whole.

(d)           No Action shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyer or its Affiliates (including Universal Gold Mining Corp.) to own the Management Shares and to control the Acquired Companies or (iii) seeking to restrain or prohibit Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates (including Universal Gold Mining Corp.)) of all or any material portion of the business or assets of the Acquired Companies, taken as a whole, or compel Buyer or any of its Subsidiaries or Affiliates (including Universal Gold Mining Corp.) to dispose of or hold separate all or any material portion of the business or assets of the Acquired Companies, taken as a whole, or of Buyer and its Subsidiaries, taken as a whole. No such Order shall be in effect.

(e)           No Law shall have been enacted or shall be deemed applicable to the Acquisition which has any of the effects set forth in clauses (i) through (iii) in Section 7.2(d).

(f)           Sellers shall have obtained the Consent of each Person whose Consent is required under the Contracts set forth in Schedule 3.6(a) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyer.

(g)           Buyer shall have obtained financing sufficient to fund the Purchase Price for the acquisition of the Management Shares contemplated hereunder.

7.3           Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Acquisition is subject to the satisfaction (or waiver by Sellers holding a majority of the Management Shares) of the following further conditions:

(a)           The representations and warranties of Buyer set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Seller shall have received a certificate dated the Closing Date signed on behalf of Buyer by the sole stockholder of Buyer to such effect.

(b)           Buyer shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and Sellers shall have received a certificate signed on behalf of Buyer by the sole stockholder of Buyer to such effect.

(c)           No Action shall be pending or threatened before any court or other Governmental Entity or other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation. No such Order shall be in effect.

ARTICLE VIII

TERMINATION

8.1          Termination.

(a)           This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i)	by mutual written consent of Buyer and Sellers;

(ii)	by Buyer or Sellers if:

(A)	the Closing does not occur on or before December 31, 2010; or

(B)
a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order or other action is final and non-appealable;

(iii)	by Buyer if:

(A)	the condition at Section 7.2(g) hereof shall not have been fulfilled;

(B)
any other condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a material breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer; or

(C)
there has been a material breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement or any Schedule hereto, or if any representation or warranty of any Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within ten days after written notice of such breach is given to Sellers by Buyer;

(iv)	by Sellers if:

(A)
any condition to the obligations of Sellers hereunder becomes incapable of fulfillment other than as a result of a material breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers; or

(B)
there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, or if any material representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within ten days after written notice of such breach is given to Buyer by Sellers.

(b)           The party desiring to terminate this Agreement pursuant to Section 8.1(a)(ii), 8.1(a)(iii) or 8.1(a)(iv) shall give written notice of such termination to the other parties hereto.

8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of Buyer or Sellers or their respective officers, directors, stockholders or Affiliates (including Universal Gold Mining Corp.), except as set forth in Section 8.3; provided that the provisions of Section 6.2 (Public Announcements) and Section 8.3 (Remedies) and ARTICLE X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3           Remedies.  Any party terminating this Agreement pursuant to Section 8.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that Buyer shall not be entitled to recover damages pursuant to this Section 8.3 in the event that it has not fulfilled the condition set forth in Section 7.2(g), unless such non-fulfillment is due to, arises out of or is in connection with any breach, non-fulfillment or delay by any of Sellers of any of their representations, warranties, covenants or agreements contained in this Agreement or any of their fraud or willful misrepresentation; provided further, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 8.1.

8.4           Exclusivity.  In consideration of the time, effort and expense incurred to date and anticipated to be incurred by Buyer and its Representatives in connection with its consideration of the Acquisition, until December 31, 2010, each Seller and Lough shall not, and shall cause their Representatives (including, without limitation, the financial and other advisors that Sellers or its Affiliates has engaged or may engage in connection with its consideration of strategic alternatives with respect to the Acquired Companies) not to, directly or indirectly, other than in relation to Buyer and its Representatives: (i) initiate, solicit, facilitate, propose, continue, undertake, knowingly encourage any inquiries, proposals, negotiations, discussions or offers with respect to any Prohibited Transaction (as defined below); (ii) provide any information or provide any due diligence (e.g., electronic data room) access to any person to facilitate a possible Prohibited Transaction; (iii) enter into or consummate any agreement or understanding providing for any Prohibited Transaction; or (iv) assist, participate in, facilitate or knowingly encourage any effort or attempt by any Affiliates to do or seek any of the foregoing.  “Prohibited Transaction” means any transfer, disposal or creation, directly or indirectly, of any interest in the stock or (other than in the ordinary course of business) assets of any Acquired Company, including, without limitation, the transfer of any interest in the HemcoNic Property.

ARTICLE IX

INDEMNIFICATION

9.1           Survival.

(a)           Except as set forth in Section 9.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of 18 months.

(b)           The representations and warranties of Sellers contained in Section 3.1(Ownership and Good Standing of the Belizean Companies), 3.2 (Ownership and Good Standing of the Nicaraguan Companies), 3.5 (Authority and Enforceability), 3.9 (Taxes) and the representations and warranties of Buyer contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.3 (No Conflicts; Authorizations) shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

(c)           The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing for a period of 18 months. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations.

(d)           The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event a Notice of Claim for indemnification under Section 9.2 or 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

9.2           Indemnification by Sellers.

(a)           Each Seller hereby agrees to severally indemnify and defend Buyer and its Affiliates, including Universal Gold Mining Corp. (including, following the Closing, the Acquired Companies and their Subsidiaries) and their respective stockholders, members, managers, officers, directors, employees, agents, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”) against, and shall hold them harmless from and against, any and all losses (other than loss of profits and consequential losses), damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i)
the failure of any representation and warranty or other statement by any Seller contained in this Agreement or any other Seller Document, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;

(ii)	any breach of any covenant, obligation or other agreement of any Seller contained in this Agreement, any Schedule hereto, or any other Seller Document;

(iii)	any matters in respect of any business or assets or liabilities of Sellers or any of their Affiliates not relating to the HemcoNic Property;

(iv)	any matters in respect of the Restructured Legacy Businesses or the Excluded HemcoNic Assets;

(v)	the matter set forth on Schedule 9.2(a)(v), in excess of $100,000;

(vi)
any fees, expenses or other payments incurred or owed by any Seller, any Acquired Company or any of its Subsidiaries to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; and

(vii)	all other items provided in this Agreement to be at the cost, expense or liability of any Seller.

provided that, this Section 9.2 shall not apply with respect to any Loss relating to Taxes to the extent that indemnification payments for such Loss have been made pursuant to Section 9.9. Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 4.0% per annum.

(b)           Other than with respect to any Loss related to the Restructured Legacy Businesses, or the Excluded HemcoNic Assets, which shall be unlimited, Sellers shall not be liable for any Loss or Losses pursuant to Section 9.2(a)(i) (“Buyer Warranty Losses”) (i) unless and until the aggregate amount of all Buyer Warranty Losses incurred by the Buyer Indemnitees exceeds $500,000, in which event Sellers shall be liable for all Buyer Warranty Losses from the first dollar, and (ii) to the extent that Buyer Warranty Losses exceed $500,000 in the aggregate; provided that nothing contained in this Section 9.2(b) shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud or a willful misrepresentation or willful breach of warranty hereunder.

(c)           The indemnification provisions contained in this Agreement reflect the contractual agreement of Buyer and Sellers regarding risk allocation with respect to Losses and other matters.  By agreeing to these provisions, neither of any Seller nor any Acquired Company is acknowledging any wrongdoing or liability with respect to any matter, and these provisions shall not act as a waiver or otherwise limit any defenses that may be available to Sellers or any Acquired Company with respect to any Third Party Claims.

9.3           Indemnification by Buyer.

(a)           Buyer shall indemnify and defend Sellers and their respective Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, administrators, personal representatives, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

(i)
the failure of any representation and warranty or other statement by Buyer contained in this Agreement or any certificate or other document furnished or to be furnished to Seller in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;

(ii)
any breach of any covenant or agreement of Buyer contained in this Agreement or any other document furnished or to be furnished to Sellers in connection with the transactions contemplated by this Agreement;

(iii)
any Tax imposed on a Seller as a result of Buyer making a Section 338 Election, except to the extent that such tax would not have been imposed but for the breach or inaccuracy of any representation in Section 3.9(m); and

(iv)	all other items provided in this Agreement to be at the cost, expense or liability of Buyer.

(b)           Buyer shall not be liable for any Loss or Losses pursuant to Section 9.3(a)(i) (“Seller Warranty Losses”) (i) unless and until the aggregate amount of all Seller Warranty Losses incurred by the Seller Indemnitees exceeds $500,000, in which event Buyer shall be liable for all Seller Warranty Losses from the first dollar, and (ii) to the extent that Seller Warranty Losses exceed $500,000 in the aggregate.

(c)           The indemnification provisions contained in this Agreement reflect the contractual agreement of Buyer and Sellers regarding risk allocation with respect to Losses and other matters.  By agreeing to these provisions, neither Buyer nor any of its Subsidiaries is acknowledging any wrongdoing or liability with respect to any matter, and these provisions shall not act as a waiver or otherwise limit any defenses that may be available to Buyer or its Subsidiaries with respect to any Third Party Claims.

9.4           Indemnification Procedures for Third Party Claims.

(a)           In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this ARTICLE IX other than Section 9.9 (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm or prejudice to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

(b)           Subject to the further provisions of this Section 9.4, the Indemnitor will have 10 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (A) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, (B) the employment of such counsel has been specifically authorized in writing by the Indemnitor, or (C) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim.

(c)          The Indemnitor will not be entitled to assume the Third Party Defense if:

(i)	the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;

(ii)	the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;

(iii)	the Third Party Claim relates to or arises in connection with any Environmental Action;

(iv)	the Third Party Claim involves a material customer or supplier of any Acquired Company;

(v)	the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;

(vi)	the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim;

(vii)
the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement; or

(viii)	the Third Party Claim would give rise to Losses which are more than the amount indemnifiable by the Indemnitor pursuant to this ARTICLE IX.

(d)          If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed upon any of the property or assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.

(e)           If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim (subject to the terms and conditions of this Agreement). The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee (not to be unreasonably withheld or delayed); provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement (subject to the terms and conditions of this Agreement).

(f)           In the event that (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 9.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 9.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 10.9 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this ARTICLE IX with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

(g)           Each party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

9.5           Indemnification Procedures for Non-Third Party Claims.  In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder.

9.6           Contingent Claims.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.7           Environmental Actions.  Buyer shall have the right (a) to defend, conduct and control, with counsel of its choice, any Environmental Action, and (b) to compromise or settle any Environmental Action. In the event that any Buyer Indemnitee is required or deems it necessary to perform any Remedial Work in connection with an Environmental Action, or to avoid the initiation of an Environmental Action, whether or not formal proceedings have been initiated or threatened with respect thereto, the Buyer Indemnitees shall have the right to commence and thereafter prosecute to completion, all such Remedial Work, and shall be indemnified by Sellers with respect to any and all Losses incurred in connection therewith. “Remedial Work” means any response action, removal action, remedial action, closure, corrective action, regulatory permitting, monitoring program, risk assessment, deed restriction, sampling program, investigation or other activity required, allowed by or consistent with Environmental Law to clean up, remove, remediate, treat, abate or otherwise address any Hazardous Substance.

9.8           Effect of Investigation; Waiver.

(a)           An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement, including but not limited to Buyer’s notification to Management with respect to Buyer’s satisfaction of any due diligence investigation pursuant to the Letter of Intent, dated September 29, 2010. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

(b)           Each Seller acknowledges and agrees that, upon and following the Closing, no Acquired Company shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder.  No Seller shall have any right of contribution against any Acquired Company with respect to any such indemnification or other claim.

9.9           Tax Indemnification.

(a)           From and after the Closing Date, Sellers shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for, on a Grossed-Up Basis, any Losses resulting from, arising out of, relating to, in the nature of, or caused by:

(i)	any Tax arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 3.9, 3.14(n) and 3.16(r); and

(ii)	any Tax imposed on or relating to any company or asset that is included in the Restructured Legacy Businesses or the Excluded HemcoNic Assets.

(b)           Except as otherwise provided in Section 9.10, payment in full of any amount due under Section 9.9(a) shall be made to the Tax Indemnitee in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.

9.10        Procedures Relating to Indemnification of Tax Claims.

(a)           If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other parties hereto; provided that that the failure of Buyer to give such prompt notice to Seller of any such Tax Claim shall not relieve Seller of any of its obligations under this Section 9.10.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b)           Sellers shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes set forth in Section 9.9(a).  In order to defend or prosecute any such Tax Claim, each Seller shall notify Buyer that it elects to defend or prosecute such Tax Claim (“Election Notice”) within 30 days after (i) the date on which such Seller received notice of any such Tax Claim from Buyer (with respect to Tax Claims as to which Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which such Seller delivered to Buyer notice of any such Tax Claim (with respect to Tax Claims as to which such Seller first received notice from a Taxing Authority or any other Person). With respect to any Tax Claim as to which any Seller has provided an Election Notice to Buyer, such Seller shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by such Seller to a Final Determination; provided that such Seller shall not, without the prior written consent of Buyer, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee. Each Seller shall inform Buyer of all developments and events relating to such Tax Claim (including providing to Buyer copies of all written materials relating to such Tax Claim), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

(c)           If, with respect to any Tax Claim, any Seller fails to deliver an Election Notice to Buyer within the period provided in Section 9.10(b) or fails diligently to defend or prosecute such Tax Claim to a Final Determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, at the sole cost, expense and risk of such Seller. Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. Each Seller shall cooperate in good faith with Buyer and its authorized representatives in order to contest effectively such Tax Claim. Each Seller may attend, but not participate in or control, any defense, prosecution, settlement, or compromise of any Tax Claim controlled by Buyer pursuant to this Section 9.10(c), and shall bear its own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by Buyer pursuant to this Section 9.10(c), Buyer shall be entitled upon demand to prompt payment from Sellers for any and all costs and expenses incurred by Buyer in connection with such defense or prosecution (including attorneys’, accountants’, and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such Tax Claim), in each case on a Grossed-Up Basis.

9.11         Other Rights and Remedies Not Affected.  The indemnification rights of the parties under this ARTICLE IX are independent of and in addition to such rights and remedies as the parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

ARTICLE X

MISCELLANEOUS

10.1        Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 10.1, or in the applicable Section of this Agreement to which reference is made in this Section 10.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Antitrust Laws” means the antitrust and competition Laws of all applicable jurisdictions.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Benefit Plan” means any health, retirement, pension or fringe benefit plan or program, or stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer Company” means Buyer, and each of Buyer’s domestic and foreign Subsidiaries, and “Buyer Companies” means, collectively, Buyer and all such Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any equity or other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

 “Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) any settlement or other agreement entered into in connection with an administrative or judicial proceeding, or (c) the expiration of the time for instituting suit with respect to a claimed deficiency.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Knowledge” of a Person or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Person or its Subsidiaries, together with such knowledge that such directors or executive officers could be expected to discover after due investigation concerning the existence of the fact or matter in question.  Knowledge of Sellers means the Knowledge of any individual Seller.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, adverse claim or other encumbrance or third party right in respect of such property or asset.

“Material Adverse Effect” on a Person means a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of that Person and its Subsidiaries taken as a whole.

“Mines” means excavations in the soil and sub-soil from which ores or other Minerals are removed, excluding any such removal for exploration works or evaluation purposes.

“Mining Concession” mean any mining exploration concession, claim, lease, permit or other right to explore for, exploit, develop, mine or produce minerals or any interest therein which a Person owns or has a right or option to acquire or use.

“Mineral Leases” means. agreements between a property owner and another party who is allowed to explore for and extract minerals that are found on the Mining Concessions for a stated time in exchange for periodic payments to the landowner.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permitted Liens” means (a) Liens for current real or personal property taxes not yet due and payable and with respect to which any Acquired Company maintains adequate reserves, (b) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the businesses of any Acquired Company or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pre-Closing Environmental Liabilities” means Liabilities based upon or arising out of (a) the ownership or operation of the businesses of any Acquired Company at any time on or prior to the Closing, or (b) the ownership, operation or condition of the Real Property or any other real property currently or formerly owned, operated or leased by any Acquired Company at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) the presence or Release of any Hazardous Substance at, on or under any Real Property or any other real property currently or formerly owned, operated or leased by any of the Acquired Companies at any time on or prior to the Closing or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the businesses of any Acquired Company.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or Sellers under this Agreement.

“Tax Indemnitee” means Buyer and its Subsidiaries and Affiliates and its successors and assigns (including, following the Closing, the Acquired Companies).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“$” means United States dollars, unless another unit is indicated by a preceding letter.

10.2        Other Defined Terms.  The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Acquired Audited Financial Statements	3.7
Acquired Balance Sheet	3.7
Acquired Balance Sheet Date	3.7
Acquired Companies	3.2(a)
Acquired Company Benefit Plans	3.19(a)
Acquired Financial Statements	3.7
Acquired Interim Balance Sheet	3.7
Acquired Interim Financial Statements	3.7
Acquired Subsidiary Shares	3.4(b)
Action	3.18(a)
Agreement	Preamble
Applicable Survival Period	9.1(d)
Belizean Companies	3.1(a)
Buyer	Preamble
Buyer Indemnitees	9.2(a)
Buyer Warranty Losses	9.2(b)
Closing	2.3
Closing Date	2.3
Consents	3.6(a)
Cooperation Agreement	6.5(a)
Copyrights	3.15(a)
Election Notice	9.10(b)
Environment	3.21(a)(i)
Environmental Action	3.21(a)(ii)
Environmental Clean-up Site	3.21(a)(iii)
Environmental Laws	3.21(a)(iv)
Environmental Permits	3.21(a)(v)
Exchange Act	5.9

Excluded HemcoNic Assets	3.8(b)
Forestry Credits	3.9(b)
Forestry Note	2.4(i)
Hazardous Substances	3.21(a)(vi)
Hemco	Recitals
Hemco Shares	3.3(e)
HemcoNic	Recitals
HemcoNic Interests	Recitals
HemcoNic Properties	3.14(a)
HemcoNic Shares	3.4(b)
IFRS	3.7
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)
Leased Personal Property	3.12(b)
Leased Real Property	3.13(a)
Liabilities	3.8(a)
Losses	9.2(a)
Lough	Preamble
Management	Recitals
Management Shares	Recitals
Management Services Agreement	6.4(d)
Marks	3.15(a)
Martin	Preamble
Material Contracts	3.17(b)
Matuzulen	Recitals
Nicaraguan Companies	3.2(a)
Nicaragua GAAP	3.7
Notice of Claim	9.4(a)
Owned Personal Property	3.12(a)
Owned Real Property	3.13(a)
Permitted Dividends	3.16(c)
Personal Properties	3.12(a)
Plan Shares	2.5(b)
Policies	3.22(a)
Prohibited Transaction	8.4
Proprietary Information	3.15(a)
Purchase Price	2.1
Purchase Price Balance	2.2
Real Property	3.13(a)
Release	3.21(a)(vii)
Report	3.17(f)
Representatives	5.4
Restructured Legacy Businesses	3.8(a)
Rios	Preamble
Section 338 Election	3.6(d)
Seller Documents	3.5

Seller Indemnitees	9.3(a)
Seller Release	6.4(c)
Seller Warranty Losses	9.3(b)
Sellers	Preamble
Third Party Claim	9.4(a)
Third Party Defense	9.4(b)
Transition Services Agreement	6.4(b)
TWL	Preamble
UG Common Stock	6.4(d)
Vesubio	Recitals
Vesubio Loan	5.10

10.3         Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:	With a required copy to:

Universal Gold Mining Corp.	Watson, Farley & Williams (New York) LLP
c/o Bendon	1133 Avenue of the Americas, 11th Floor
180 Madison Avenue, Suite 1702	New York, New York 10022 USA
New York, NY 10016 USA	Attention: Antonios C. Backos, Esq.
Attention: Paul Vassilakos	Facsimile: +1-212-922-1512
Telephone: +1-646-240-4262	Telephone: +1-212-922-2200
Email: pvassilakos@cullenagritech.com	Email: abackos@wfw.com

If to any Seller, to:	With a required copy to:

Optica Nicaraguense 4	Kutkevicius Kirsh, LLP
Cuadres Abajo	Suite 1200, 67 Yonge Street
Managua, Nicaragua	Toronto, Ontario M5N 1R4 Canada
Attn: Thomas William Lough	Attn: Lonnie Kirsh
Facsimile: (505) 266-1938	Facsimile: (416) 955-9538
Telephone: (505) 266-4462	Email: lonnie@kklaw.ca
Email: tlough@hemconic.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.4        Amendments and Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.5        Expenses.  Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated.

10.6         Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided that, without such consent, Buyer may transfer or assign, in whole or in part or from time to time, to Universal Gold Mining Corp. or one or more of the Affiliates of Universal Gold Mining Corp., any Acquired Companies or any of their assets, including all or a portion of the Management Shares and Acquired Subsidiary Shares, or any of Buyer’s rights hereunder, but no such transfer or assignment will relieve Buyer of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

10.7         Guaranty.  In recognition of the benefits flowing to Thomas William Lough (“Lough”) from the consummation of the transactions consummated under this Agreement, Lough hereby unconditionally and absolutely guarantees the due and punctual payment and performance by TWL of all of TWL’s obligations (financial or otherwise) to Buyer pursuant to the terms of this Agreement.  Lough agrees that Buyer need not pursue any remedy against TWL for breach of this Agreement prior to proceeding directly against Lough under this Agreement .  The obligations of Lough under this Section 10.7 are absolute and unconditional.  This Section 10.7 is a guaranty of payment, and not merely a guaranty of collection.  Lough hereby represents and warrants to Buyer that the execution and delivery of this Agreement and the fulfillment by Lough of his obligations hereunder do not and will not conflict with or constitute a violation of any Law or conflict with, result in a breach or acceleration of, or require notice to or the consent of any third party under any contract, agreement or other obligation to which Lough is a party or by which he is bound or his assets are affected.

10.8         Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.9         Consent to Jurisdiction.  Each party irrevocably submits to the jurisdiction of any New York State court or the United States District Court for the Southern District of New York sitting, in either case, in the New York County (the Borough of Manhattan) and any appellate court thereof for the purposes of any action or proceeding arising out of this Agreement or any transaction contemplated by this Agreement or for the recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of Sellers and Buyer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in any other manner provided by law.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 10.9. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in any New York State court or the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum, and further waives any immunity from jurisdiction of any such court or from any legal process with respect to itself or its property. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.10       Counterparts.  This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.11       Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of ARTICLE IX hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

10.12       Entire Agreement; Flip Sale.

(a)           This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated herein. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. The Letter of Intent, dated September 29, 2010, is hereby deemed terminated and such Letter of Intent and any and all other previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

(b)           In the event that Buyer or an Affiliate of Buyer (including Universal Gold Mining Corp.) sells or agrees to sell any Acquired Company or any of material assets of the Acquired Companies outside of the ordinary course of business within 12 months of the Closing Date, then Buyer shall pay to Sellers 50% of Buyer’s after-tax profits realized on such sale; provided that any sale of the Excluded HemcoNic Assets or any permitted transfer or assignment under this Agreement to an Affiliate of Buyer (including Universal Gold Mining Corp.) pursuant to Section 10.6 shall not constitute a flip sale for purposes of this Section 10.12.

10.13       Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.14       Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15       Specific Performance.  Each Buyer and Sellers agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.16       Interpretation.

(a)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)           When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)           The words “include,” “includes,” and “including,” when used in this Agreement, shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)           Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)           The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)           All accounting terms used and not defined herein shall have the respective meanings given to them under IFRS or GAAP, as the case may be.

10.17       Limitations on Liability. Each of Buyer and Sellers acknowledges and agrees that (i) any and all representations and warranties of a Seller herein as it relates to the facts and circumstances personal to another Seller is to the best of its knowledge without any investigation or enquiry; (ii) any and all representations and warranties of a Seller herein as it relates to the facts and circumstances personal to a Seller is several and not joint and several; and (iii) any liability for breaches of the representations and warranties made by Sellers in ARTICLE III hereof or by Buyer in ARTICLE IV hereof shall be limited to the Purchase Price received by it in the case of a breach or breaches by each Seller and the Purchase Price paid in the case of a breach or breaches by Buyer.

[Signature page follows immediately]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

N.C.G.A. PROJECT ACQUISITION CORP.

By: Gottbetter & Partners, LLP, in Trust, as Sole Shareholder

By:	/s/ Adam S. Gottbetter
Name: Adam S. Gottbetter
Title: Partner

SELLERS:

TWL INVESTMENTS LTD.

By:	/s Thomas William Lough
Name: Thomas William Lough
Title: Director

/s/ James Randall Martin
James Randall Martin

/s/ Sergio Rios Molina
Sergio Rios Molina

/s Thomas William Lough
Thomas William Lough